Exhibit 99
                                                                     ----------


                                          CONTACT: WILLIAM D. LOWE
                                                   SENIOR VICE PRESIDENT
                                                   FINANCE AND TREASURY
                                                   HERBALIFE INTERNATIONAL, INC.
                                                   (310) 410-9600





For Immediate Release

         WH INTERMEDIATE HOLDINGS LTD. AND HERBALIFE INTERNATIONAL, INC.
                EXTENDS EXPIRATION DATE OF THE EXCHANGE OFFER FOR
                 HERBALIFE INTERNATIONAL, INC.'S 11 3/4% SENIOR
                 SUBORDINATED NOTES DUE 2010 TO JANUARY 29, 2003


LOS ANGELES, CALIFORNIA - JANUARY 24, 2003 - WH Intermediate Holdings Ltd. ("Holdings") and Herbalife International, Inc. ("Herbalife") announced today that Herbalife was extending its offer to exchange $165,000,000 aggregate principal amount of its 11 3/4% Series B Senior Subordinated Notes due 2010 (the "Series B Notes"), which have been registered under the Securities Act of 1933, as amended, for any and all of its outstanding 11 3/4% Series A Senior Subordinated Notes due 2010 (the "Series A Notes"), to 5:00 p.m., New York City time, on January 29, 2003. The original expiration date for this exchange offer was 5:00 p.m., New York City time, on January 24, 2003, at which point, approximately $160,000,000 of the $165,000,000 aggregate principal amount of the outstanding Series A Notes had been tendered for exchange. The extension is intended to allow additional time for the holders of the remaining outstanding Series A Notes to tender in exchange for the Series B Notes. As a result of the extension, tenders of the Series A Notes, received to date, may continue to be withdrawn at any time on or prior to the new expiration date.


About Herbalife

Founded in 1980 as a California limited partnership, Herbalife has become one of the largest weight management and nutritional supplement firms in the world. Herbalife offers a wide range of weight management products, nutritional supplements and personal care products intended to support weight loss and a healthy lifestyle. As of December 31, 2002, Herbalife conducted business in 55 countries in the Asia/Pacific Rim, Europe and the Americas. Herbalife's products are marketed primarily through a network marketing system comprising approximately one million distributors. In 2001, Herbalife had gross revenues of $1.7 billion. Holdings, a Cayman Islands company, is the holding company of Herbalife.



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THIS RELEASE SHALL NOT CONSTITUTE AN OFFER OR A SOLICITATION OF AN OFFER TO
EXCHANGE THESE SECURITIES. THE EXCHANGE OFFER HAS AND WILL ONLY BE MADE BY THE PROSPECTUS DATED DECEMBER 20, 2002 ("PROSPECTUS"). NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.